As filed with the Securities and Exchange Commission on August 3, 2022.

Registration No. 333- ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOUGHBUILT INDUSTRIES, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3420	46-0820877
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8669 Research Drive

Irvine, CA 92618

Telephone: (949) 528-3100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Mr. Michael Panosian

Chief Executive Officer

8669 Research Drive

Irvine, CA 92618

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ross D. Carmel, Esq.

Philip Magri, Esq.

Carmel, Milazzo & Feil LLP

55 West 39th Street, 18th Floor

New York, NY 10018

Tel: (212) 658-0458

Fax: (646) 838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 3, 2022

TOUGHBUILT INDUSTRIES, INC.

12,240,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 12,240,000 shares of common stock, par value $0.0001 per share (“Placement Shares”), of ToughBuilt Industries, Inc. (“ToughBuilt,” “TBLT,” the “Company,” “we,” “us” or “our”) held by selling stockholders, consisting of (i) 240,000 Placement Shares (“Wainwright Warrant Shares”) issuable upon exercise of warrants (the “Wainwright Warrants”) issued to H.C. Wainwright & Co., LLC, or its designees, in a private transaction on July 27, 2022 (the “Private Placement”), (ii) 700,000 Placement Shares issued to certain selling stockholders in the Private Placement; (iii) 3,300,000 Placement Shares (“Prefunded Warrant Shares”) issuable upon exercise of the pre-funded warrants (the “Prefunded Warrants”) issued to certain selling stockholders in the Private Placement, (iv) 4,000,000 Placement Shares (“Series A Preferred Investment Option Shares”) issuable upon exercise of the Series A preferred investment options (the “Series A Preferred Investment Options”) issued to certain selling stockholders in the Private Placement; and (v) 4,000,000 Placement Shares (“Series B Preferred Investment Option Shares” together with the Prefunded Warrant Shares, the Wainwright Warrant Shares, the “Warrant Shares”) issuable upon exercise of the Series B preferred investment options (the “Series B Preferred Investment Options,” and, together with the Series A Preferred Investment Options, the “Preferred Investment Options,” and collectively with the Prefunded Warrants, Wainwright Warrants, and the Series A Preferred Investment Options, the “Warrants”), issued to certain selling stockholders in the Private Placement. The number of Warrant Shares is determined as if the Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, all of which were acquired by the selling stockholders in the Private Placement. The holders of the Placement Shares, the Warrant Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Placement Shares or the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Placement Shares or Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Placement Shares or Warrant Shares in the section titled “Plan of Distribution” on page 28 of this prospectus.

We are registering the Placement Shares and Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus. However, upon (i) the cash exercise of the Prefunded Warrants, we will receive the exercise price of such warrants, for an aggregate of approximately $330; (ii) the cash exercise of the Preferred Investment Options, we will receive the exercise price of such warrants, for an aggregate of approximately $40 million, and (iii) the cash exercise of the Wainwright Warrants, we will receive the exercise price of such warrants, for an aggregate of $1.5 million. See “Use of Proceeds.”

We cannot predict when and in what amounts or if the Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the Placement Shares and the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Placement Shares and the Warrant Shares.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

This prospectus describes the general manner in which the Placement Shares and the Warrant Shares may be offered and sold. Please see “Plan of Distribution” on page 28 of this prospectus for more information. For more information regarding the Selling Stockholders, see “Selling Stockholders” on page 29 of this prospectus.

If necessary, the specific manner in which the Placement Shares and the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Our common stock is listed for trading on the Nasdaq Capital Market. At the close of business on August 2, 2022, the closing price of our common stock was $7.93. The trading price of our common stock has been and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 13, of this prospectus.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2022

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 12,240,000 Placement Shares held by Selling Stockholders, consisting of (i) 700,000 Placement Shares; (ii) 3,300,000 Prefunded Warrant Shares; (iii) 4,000,000 Series A Preferred Investment Option Shares; (iv) 4,000,000 Series B Preferred Investment Option Shares; and (v) 240,000 Wainwright Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context indicates otherwise, the terms “ToughBuilt,” “Company,” “we,” “us” and “our” refer to ToughBuilt Industries, Inc., a Nevada corporation, and its subsidiaries.

ii

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Offering Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We were formed to design, manufacture, and distribute innovative tools and accessories to the building industry. We market and distribute various home improvement and construction product lines for both Do-It-Yourself (“DIY”) and professional markets under the TOUGHBUILT® brand name, within the global multibillion-dollar per year tool market. All of our products are designed by our in-house design team. Since our initial launch of product sales eight years ago, we have experienced growth in annual sales from approximately $1,000,000 in 2013 to approximately $70,000,000 in 2021.

Our business is currently based on the development of innovative and state-of-the-art products, primarily in the tools and hardware category, with a particular focus on the building and construction industry with the ultimate goal of making life easier and more productive for contractors and workers alike. Our three major categories contain a total of 11 product lines, consisting of (i) Soft Goods, which includes kneepads, tool bags, pouches, and toolbelts; (ii) Metal Goods, which consists of sawhorses, tool stands, and workbench; and (iii) Utility Products, which includes utility knives, aviation snips, shears, lasers, and levels. The Company also has several additional categories and product lines in various stages of development.

Our mission consists, of providing products to the building and home improvement communities that are innovative, and of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being, and building high brand loyalty.

We operate through the following subsidiaries: (i) ToughBuilt Industries UK Limited; (ii) ToughBuilt Mexico; (iii) ToughBuilt Amenia LLC; and (iv) ToughBuilt Brazil.

Business Developments

The following highlights material business developments in our business during the fiscal year ended December 31, 2021 and during the first quarter ended March 31, 2022:

•	On February 17, 2021, we announced that we have grown our business from four stock keeping units (SKUs) to 25 SKUs with Toolstation, a Netherlands-based company with over 60 stores in the Netherlands, Belgium and Luxembourg and one of the highly respected single-source suppliers of tools, accessories, and building products for professionals and serious do-it-yourselfers. These SKUs include current ranges of ToughBuilt’s steel sawhorse line, soft-sided tool storage, and kneepads and have been slotted for immediate placement in all stores and Toolstation’s catalog.

•	In November 2021, we launched two new product lines, ToughBuilt lasers and levels, and fully integrated with our mobile application, ToughBuilt Connect, allowing professional and DIY builders to quickly measure rooms, seamlessly upload information to a smartphone, and create shareable information with the touch of a button.

•	In December 2021, we launched a new product line, the ToughBuilt Workbench, available for purchase across our strategic global partners and buying groups servicing over 14,400 stores worldwide.

•	In August 2021, we launched a new product line, the ToughBuilt utility knives.

•	In September 2021, we launched ToughBuilt Brazil.

•	In 2021, our total revenues, net of allowances, totaled approximately $70.0 million as compared to approximately $39.4 million in 2020, including a 71% increase in online sales through Amazon.com from $7 million in 2020 to $12 million in 2021.

•	Since the beginning of 2021, we have raised a total of approximately $119.5 million in gross proceeds in registered and unregistered equity offerings and warrant exercises.

1

Our Products

TOUGHBUILT® manufactures and distributes an array of high-quality and rugged toolbelts, tool bags, and other personal tool organizer products. We also manufacture and distribute a complete line of knee pads for various construction applications, and a variety of metal goods, including utility knives, aviation snips, shears, and digital measures such as lasers and levels. Our line of job site tools and material support products consists of a full line of miter saw and table saw stands, sawhorses/job site tables, roller stands, and workbench. All of our products are designed and engineered in the United States and manufactured in China, India, and the Philippines under our quality control supervision. We do not need government approval for any of our products.

Soft Goods

The flagship of the product line is the soft goods line that consists of over 100 variations of tool pouches, tool rigs, toolbelts and accessories, tool bags, totes, a variety of storage solutions, and office organizers/bags for laptop/tablet/cellphones, etc. Management believes that the breadth of the line is one of the deepest in the industry and has specialized designs to suit professionals from all sectors of the industry including plumbers, electricians, framers, builders, and more.

We have a selection of over 10 models of kneepads, some with unique patented design features that allow the users to interchange components to suit particular conditions of use. Management believes that these kneepads are among the best performing kneepads in the industry. Our “all terrain” knee pad protection with snapshell technology is part of our interchangeable kneepad system which helps to customize the job site needs. They are made with superior quality using multilevel layered construction, heavy-duty webbing, and abrasion-resistant PVC rubber.

Metal Goods

Sawhorses and Work Support Products

The second major category consists of Sawhorses and Work Support products with unique designs targeted at the most discerning users in the industry. The innovative designs and construction of the more than 15 products in this category have led to the sawhorses becoming among the best sellers of the category everywhere they are sold. The newest additions in this category include several stands and work support products that are quickly gaining recognition in the industry and are expected to position themselves in the top tier products in a short time. Our sawhorse line, miter saw, table saw & roller stands and workbench are built to very high standards. Our sawhorse/job site table is fast to set up, holds 2,400 pounds, has adjustable heights, is made of all-metal construction, and has a compact design. We believe that these lines of products will become the standard in the construction industry.

Our Business Strategy

Our product strategy is to develop product lines in a number of categories rather than focus on a single line of goods. We believe that this approach allows for rapid growth, and wider brand recognition, and may ultimately result in increased sales and profits within an accelerated time period. We believe that building brand awareness of our current ToughBuilt lines of products will expand our share of the pertinent markets. Our business strategy includes the following key elements:

•	A commitment to technological innovation achieved through consumer insight, creativity, and speed to market;
•	A broad selection of products in both brand and private labels;
•	Prompt response;
•	Superior customer service; and
•	Value pricing.

2

We will continue to consider other market opportunities while focusing on our customers’ specific requirements to increase sales.

Market

In addition to the construction market, our products are marketed to the “Do-It-Yourself” and home improvement marketplace. The U.S. housing stock of more than 130 million homes requires regular investment merely to offset normal depreciation. According to Statista.com1, in recent years, the U.S. home improvement industry has witnessed steady growth, and the trend is expected to continue in the near future. A significant increase occurred in 2020, mostly due to the outbreak of the coronavirus (COVID-19) pandemic and the lockdowns which ensued, leading people to stay home more often than before and take up hobbies and projects such as DIY home improvement. According to a Joint Center for Housing Studies forecast, homeowner improvements and repair expenditures were expected to reach roughly 370 billion U.S. dollars in the first quarter of 2022. Aside from the pandemic2, the rising real estate prices in many Western countries were a likely contributing factor to the increase in home improvement projects. With real estate price changes outperforming wage increases, homeowners may have opted for upgrading their homes instead of purchasing a new house.

TOUGHBUILT® products are available worldwide in many major retailers ranging from home improvement and construction products and services stores to major online outlets. Currently, we have placements in Lowes, Home Depot, Menards, Bunnings (Australia), Princess Auto (Canada), Dong Shin Tool PIA (S. Korea) as well as seeking to grow our sales in global markets such as Western and Central Europe, Eastern Europe, South America, and the Middle East.

Retailers by region include:

•	United States: Lowe’s, Home Depot, Menards, GM products, Fire Safety, Hartville Hardware, ORR, Pooley, Wesco, Buzzi, and Western Pacific Building Materials.
•	Canada: Princess Auto.
•	United Kingdom distribution throughout the UK and online selling for Europe.
•	Australia: Kincrome, and Bunnings.
•	New Zealand: Kincrome, and Bunnings.
•	Russia: VSEInstrumenti.ru.
•	South Korea: Dong Shin Tool PIA Co., Ltd.

We are actively expanding into markets in Mexico and other Latin American countries, the Middle East, and South Africa.

We are currently in product line reviews and discussions with Home Depot Canada, Do It Best, True Value, and other major retailers both domestically and internationally. A product line review requires the supplier to submit a comprehensive proposal that includes product offerings, prices, competitive market studies, relevant industry trends, and other information. Management anticipates, within the near term, adding to its customer base up to three major retailers, along with several distributors and private retailers within six sectors and among fifty-six targeted countries.

[1]	“Home Depot and Lowe’s: average amount spent by consumers 2011-2021”; published by C. Simionato (April 26, 2022); https://www.statista.com/statistics/240861/average-amount-spent-by-consumers-at-the-home-depot-and-lowes/

[2]	“Home improvement projects - statistics & facts”; published by C. Simionato; (Jan 12, 2022); https://www.statista.com/topics/7899/home-improvement-projects/#topicHeader__wrapper

3

New Products

Tools

In 2021, we launched the following product lines:

•	Lasers;
•	Levels;
•	Utility knives; and
•	Workbench.

Mobile Device Products

Since 2013, we have been planning, designing, engineering, and sourcing the development of a new line of ToughBuilt mobile devices and accessories to be used in the construction industry and by building enthusiasts. We are planning to have our mobile device products ready to market in 2024 at which time we intend to commence marketing and selling our mobile device products to our current global customer base. We believe that an increasing number of companies in the construction industry are requiring their employees to utilize mobile devices not just to communicate with others but to utilize special apps that will allow the construction workers to do their job better and more efficiently. All of our mobile devices are designed and built in accordance with IP-68 and to a military standard level of durability.

Our ruggedized mobile line of products was created to place customized technology and a wide variety of data in the palm of building professionals and enthusiasts such as contractors, subcontractors, foremen, general laborers, and others. We are designing the devices, accessories, and custom apps to allow the users to plan with confidence, organize faster, find labor and products faster, estimate accurately, purchase wisely, protect themselves, workers, and their business, create and track invoicing faster and easier.

Commencing in 2024, we intend to launch the following accessories: car charger, QI charger, car mounts, and earbud pack, and we will focus on sales in the following industries: construction, industrial, military, and law enforcement and “dotcoms.” In late 2024, we intend to launch our T.55 rugged mobile phones and earbud headphones, as well as a “T-Dock,” attachable battery, tri lens camera, and tough shield cover and accessories.

In late 2024, we also intend to launch applications for our mobile phones relating to the following topics:

1.	National building codes
2.	Inspection booking
3.	Labor ready
4.	Estimating apps & programs
5.	Structural engineers
6.	Architects
7.	Building plans
8.	Workers comp
9.	Equipment insurance
10.	Project insurance & bonds
11.	Vehicle insurance
12.	Liability insurance
13.	Umbrella insurance
14.	Collection agencies
15.	Construction loans
16.	Small business loans
17.	Job listings
18.	Tool exchange

4

Intellectual Property

We hold several patents and trademarks of various durations and believe that we hold or have applied for, or license all of the patent, trademark, and other intellectual property rights necessary to conduct our business. We utilize trademarks (licensed and owned) on nearly all of our products and believe having distinctive marks that are readily identifiable is an important factor in creating a market for our goods, in identifying our brands and our Company, and in distinguishing our goods from the goods of others. We consider our ToughBuilt®, Cliptech®, and Fearless® trademarks to be among our most valuable intangible assets. Trademarks registered both in and outside the U.S. are generally valid for 10 years, depending on the jurisdiction, and are generally subject to an indefinite number of renewals for a like period on the appropriate application.

In 2019, the United States Patent and Trademark Office (USPTO) granted two new design patents (U.S. D840,961 S and US D841,635 S) that cover ToughBuilt’s ruggedized mobile devices, which are valid for 15 years. We also have several patents pending with the USPTO and anticipate three or four of them to be granted in the near future.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;
•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	reduced disclosure obligations regarding executive compensation; and
•	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or a public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

5

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Recent Developments

July 2022 Private Placement of Common Stock and Warrants

On July 27, 2022, we consummated the closing of the Private Placement, pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of July 25, 2022 (the “Purchase Agreement”), by and among the Company and certain institutional investors named on the signature pages thereto (the “Purchasers”). At the closing of the Private Placement, the Company issued (i) 700,000 Placement Shares, (ii) 3,300,000 Prefunded Warrants; (iii) 4,000,000 Series A Preferred Investment Options; and (iv) 4,000,000 Series B Preferred Investment Options. The purchase price of each Placement Share and associated Preferred Investment Options was $5.00 and the purchase price of each Prefunded Warrant and associated Preferred Investment Options was $4.9999.

Each Prefunded Warrant is exercisable for $0.0001 per share of common stock until all of the Prefunded Warrants are exercised in full. Each Series A Preferred Investment Option is exercisable for one share of common stock for $5.00 per share until the third anniversary date of the issuance date. Each Series B Preferred Investment Option is exercisable for one share of common stock for $5.00 per share until the second anniversary date of the issuance date. The exercise price and the number of our shares of common stock issuable upon the exercise of each of the Warrants are subject to adjustment for stock splits, reverse splits, and similar capital transactions, as described in the Warrants. The Preferred Warrants are exercisable on a “cashless” basis. The Preferred Investment Options may be exercised on a “cashless basis” if there is no effective registration for the underlying shares of common stock.

A holder of the Warrants will not have the right to exercise any portion of the Prefunded Warrants, Series A Preferred Investment Options or Series B Preferred Investment Options, as the case may be if the holder (together with its affiliates) would beneficially own more than 4.99% or 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, upon notice from the holder to the Company, the holder may increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

The net proceeds to the Company from the Private Placement were approximately $18.4 million, after deducting placement agent fees and other offering expenses to H.C. Wainwright & Co., LLC, (“Wainwright”) acted as the exclusive placement agent for the Private Placement. In consideration for acting as the placement agent of the offering, Wainwright received a cash fee equal to 7.0% of the aggregate gross proceeds of the offering and warrants (the “Wainwright Warrants”) to purchase up to 240,000 shares of our common stock, which is equivalent to 6.0% of the Placement Shares and Prefunded Warrants sold in the Private Placement for $6.25 per share until July 28, 2025. We also agreed to pay Wainwright a management fee equal to 0.5% of the aggregate gross proceeds from the offering, a $25,000 non-accountable expense and reimburse certain out-of-pocket expenses up to an aggregate of $100,000. In addition, upon any exercise for cash of any of the Preferred Investment Options, we agreed to pay Wainwright a cash fee of 7.0% of the aggregate gross exercise price paid in cash and a management fee of 0.5% of the aggregate gross exercise price paid in cash and to issue to Wainwright warrants to purchase the number of shares equal to 6.0% of the aggregate number of Placement Shares underlying the Preferred Investment Options that have been exercised.

For a description of the Warrants, please see the section titled “July 2022 Private Placement of Common Stock and Warrants” under “Description of Capital Stock” of this prospectus.

June 2022 Public Offering of Units and Prefunded Units

On June 22, 2022, we completed a public offering of (i) 772,157 units (“Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock (each, a “Warrant”) for $1.90 per Unit; and (ii) 2,385,738 prefunded units (“Prefunded Units”), each Prefunded Unit consisting of one prefunded warrant (a “Prefunded Warrant”) to purchase one share of common stock and one Warrant, for $1.8999 per Prefunded Unit. Subject to certain ownership limitations described in the Warrants, the Warrants have an exercise price of $1.90 per share of common stock, are exercisable upon issuance and will expire five years from the date of issuance. The exercise price of the Warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the warrants. In connection with the offering, the Company issued Warrants to purchase an aggregate of 3,157,895 shares of common stock. Subject to certain ownership limitations described in the Prefunded Warrants, the Prefunded Warrants are immediately exercisable and may be exercised at a nominal consideration of $0.0001 per share of common stock any time until all of the Prefunded Warrants are exercised in full. We received net proceeds of approximately $5.1 million from the offering, after deducting the estimated offering expenses payable by the Company, including the placement agent fees. Wainwright acted as the exclusive placement agent for the Private Placement. See the section titled “June 2022 Public Offering of Units and Prefunded Units” under “Description of Capital Stock” of this prospectus for more information.

6

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;
•	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and
•	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Summary of Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” included those set forth under “Risk Factors” starting on page 13 of this prospectus and other risk factors discussed under Item 1A. Risk Factors of our 2021 Form 10-K filed with the SEC on April 18, 2022 and incorporated by reference herein.

7

Risks include, but are not limited to, the following:

•	We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required;
•	If the hosts of third-party marketplaces limit our access to such marketplaces, our operations and financial results will be adversely affected;
•	We are highly dependent upon manufacturers in China, India, and the Philippines and an interruption in such relationships or our ability to obtain products from them could adversely affect our business and results of operations;
•	Our financial condition and results of operations for the fiscal year 2022 may be adversely affected by the coronavirus outbreak;
•	The increase in commodity prices such as fuel, plastic, and metal could negatively impact our profit margins;
•	The Company’s results of operations could be negatively impacted by inflationary or deflationary economic conditions which could affect the ability to obtain goods from our suppliers in a timely and cost-effective manner;
•	Product liability claims and other kinds of litigation could affect our business, reputation, financial condition, results of operations, and cash flows;
•	Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in a loss of customers;
•	If we are unable to protect our intellectual property rights, our reputation and brand could be impaired, and we could lose customers;
•	Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services;
•	Geopolitical conditions, including trade disputes and direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results;
•	Our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market, including the $1.00 minimum closing bid requirement;
•	As an “emerging growth company” and a “smaller reporting company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies;
•	If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline;
•	We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on an appreciation in the price of our common stock; and
•	The security of our information technology systems may be compromised in the event of system failures, unauthorized access, cyberattacks, or a deficiency in our cybersecurity, and confidential information, including non-public personal information that we maintain, could be improperly disclosed.

Corporate History

We were incorporated in the State of Nevada on April 9, 2012. Our principal executive offices are located at 8669 Research Drive, Irvine, CA 92618, and our telephone number is (949) 528-3100. Our corporate website is www.toughbuilt.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

8

OFFERING SUMMARY

Common stock outstanding before this offering:	8,980,531 shares

Common stock outstanding after completion of this offering:	20,520,531 shares (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby). However, we will receive gross proceeds of approximately $41.5 million if all of the Warrants held by the Selling Stockholders are exercised for cash, excluding fees payable to Wainwright and other expenses. We intend to use any of the net proceeds from Warrant exercises for working capital purposes.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders.

Transfer Agent:	Vstock Transfer, LLC

Nasdaq Capital Market Symbol:	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “TBLT.”

Dividend Policy:	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the foreseeable future.

Risk Factors:	An investment in our common stock involves a high degree of risk. You should read this prospectus carefully, including the section titled “Risk Factors” and the combined and condensed consolidated financial statements and the related notes to those statements included in this prospectus, before investing in our common stock

Assumptions Used Throughout this Prospectus

Excludes the following other securities as of August 3, 2022:

•	8,334 shares of common stock issuable upon the conversion of 250 shares of Series F Convertible Preferred Stock;
•	8,334 shares of common stock issuable upon the conversion of 250 shares of Series G Convertible Preferred Stock;
•	8,893,473 shares of common stock issuable as of the date hereof upon the exercise of common stock outstanding warrants with a weighted average exercise price of $12.48 per share;
•	83 shares of common stock available for future issuance under the Company 2016 Equity Incentive Plan;
•	625 shares of common stock available for future issuance under the Company 2018 Equity Incentive Plan; and
•	1,354 shares of common stock issuable upon the exercise of outstanding stock options and RSUs.

9

Except as otherwise noted, all information in this prospectus reflects and assumes no exercise of the Warrants.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We derived the summary financial statement data for the three months ended March 31, 2022 and 2021 and for the fiscal years ended December 31, 2021 and 2020 set forth below from our audited financial statements and related notes contained in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, the notes to those statements and the other financial information contained in this prospectus.

Summary of Operations in U.S. Dollars

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2022 (unaudited)	2021 (unaudited)	2021 (audited)	2020 (audited)
Net Revenue	$17,220,744	$12,282,255	$70,026,324	$39,433,617
Cost of Goods Sold	14,217,617	8,819,127	50,912,513	26,722,722

OPERATING EXPENSES
Selling, general and administrative	(15,934,045)	(7,949,783)	(51,434,180)	(22,191,041)
Research and development	(2,514,050)	(1,406,385)	(6,980,453)	(5,056,811)
Operating loss	(18,448,095)	(9,356,168)	(39,300,822)	(14,386,957)

OTHER INCOME (LOSS)	(3,341,030)	(160,619)	(1,774,924)	(2,961,665)

NET LOSS	(12,103,938)	(6,053,659)	(37,525,898)	(17,348,622)

Loss per common share (basic and diluted)	$(14.04)	$(13.43)	$(0.37)	$(0.68)

Balance Sheet in U.S. Dollars

	As of March 31,		As of December 31,
	2022	2021	2021	2020
	Actual (unaudited)	Actual (unaudited)	Actual (audited)	Actual (audited)
Cash	$936,822	$32,497,932	$7,472,224	$2,194,850
Total Current Assets	58,414,011	60,836,909	64,870,205	24,296,037
Total Assets	77,464,843	65,362,726	78,954,525	27,490,694

Total Current Liabilities	28,279,810	7,316,865	21,058,002	8,144,641

Total Liabilities	29,727,852	7,316,865	21,058,002	8,144,641

Additional paid-in capital	158,031,423	124,853,351	156,171,483	80,103,653

Total Stockholders Equity	$47,736,991	$65,362,726	$57,896,523	$19,346,053

10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	the impact of the worldwide COVID-19 pandemic and government actions, on our business;
•	supply chain disruptions;
•	our limited operating history;
•	our ability to manufacture, market and sell our products;
•	our ability to maintain or protect the validity of our U.S. and other patents and other intellectual property;
•	our ability to launch and penetrate markets;
•	our ability to retain key executive members;
•	our ability to internally develop new inventions and intellectual property;
•	interpretations of current laws and the passages of future laws; and
•	acceptance of our business model by investors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information are not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

11

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks, and trade names included or incorporated by reference into this prospectus or the accompanying prospectus are the property of their respective owners.

12

RISK FACTORS

The following is only a summary of the risks pertaining to our Company. Investment in our securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus as well as in our Form 10-K for the fiscal year ended December 31, 2021, and other materials filed with the SEC and incorporated by reference herein. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute “forward-looking statements.” See “Incorporation of Certain Information by Reference” in this prospectus.

Risks Related to Our Company

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required.

We may not be able to generate any profit in the foreseeable future. For the year ended December 31, 2021, we have a net loss of $37,525,898, compared to a net loss of $17,348,622 for the year ended December 31, 2020. For the quarter ended March 31, 2022, we have a net loss of $12,103,938, compared to a net loss of $6,053,659 for the quarter ended March 31, 2021. Accordingly, there is no assurance that we will realize profits in the remainder of fiscal 2022 or thereafter. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our Company as a going concern. We continue to control our cash expenses as a percentage of expected revenue on an annual basis and thus may use our cash balances in the short term to invest in revenue growth; however, we cannot give assurance that we can increase our cash balances or limit our cash consumption and thus maintain sufficient cash balances for our planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. We may need to raise additional capital in the future. However, we cannot assure you that we will be able to raise additional capital on acceptable terms, or at all. Our inability to generate profits could have an adverse effect on our financial condition, results of operations, and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources” in our Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference herein. See “Incorporation of Certain Information by Reference.”

Risks Related to Ownership of Our Securities

An investment in our securities is speculative and there can be no assurance of any return on any such investment.

An investment in our securities is speculative and there can be no assurance that investors will obtain any return on their investment. Investors may be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

If you purchase shares of our common stock, you may experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue shares of common stock pursuant to our equity incentive plans and additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

We are currently authorized to issue up to 200,000,000 shares of common stock. We may, in the future, issue previously authorized and unissued shares of common stock, which would result in the dilution of current stockholders’ ownership interests. Additional shares are subject to issuance through various equity compensation plans or the exercise of currently outstanding equity awards. The potential issuance of additional shares of common stock may create downward pressure on the trading price of our common stock. We also may in the future issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in order to raise capital or effectuate other business purposes. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our current stockholders. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

13

Our stock price has been and may continue to be, volatile.

The market price of our common stock has been, and may continue to be, subject to material volatility. Such fluctuations could be in response to, among other things, the factors described in this “Risk Factors” section, or other factors, some of which are beyond our control, such as:

•	the ongoing impacts of the COVID-19 pandemic and the resulting impact on stock market performance;

•	fluctuations in our financial results or outlook, or those of companies perceived to be similar to us;

•	changes in the prices of commodities associated with our business;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;

•	regulatory developments;

•	litigation involving us or our general industry;

•	additions or departures of key personnel; and

•	changes in general economic, industry and market conditions.

Furthermore, stock markets have experienced price and volume fluctuations that have affected, and continue to affect, the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

Additionally, the global economy and financial markets may be adversely affected by geopolitical events, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine.

In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business. Any insurance we maintain may not provide adequate coverage against potential losses from such securities litigation, and if claims or losses exceed our liability insurance coverage, our business would be adversely impacted. In addition, insurance coverage may become more expensive, which would harm our financial condition and results of operations.

Our stock price has been and may continue to be, volatile.

The market price of our common stock has been, and may continue to be, subject to material volatility. Such fluctuations could be in response to, among other things, the factors described in this “Risk Factors” section, or other factors, some of which are beyond our control, such as:

•	the ongoing impacts of the COVID-19 pandemic and the resulting impact on stock market performance;

•	fluctuations in our financial results or outlook, or those of companies perceived to be similar to us;

•	changes in the prices of commodities associated with our business;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;

•	regulatory developments;

•	litigation involving us or our general industry;

•	additions or departures of key personnel; and

•	changes in general economic, industry and market conditions.

14

Furthermore, stock markets have experienced price and volume fluctuations that have affected, and continue to affect, the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

Additionally, the global economy and financial markets may be adversely affected by geopolitical events, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine.

In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business. Any insurance we maintain may not provide adequate coverage against potential losses from such securities litigation, and if claims or losses exceed our liability insurance coverage, our business would be adversely impacted. In addition, insurance coverage may become more expensive, which would harm our financial condition and results of operations.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

Our shares will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

Our failure to maintain our listing and our common stock being de-listed from Nasdaq would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate price quotations on our common stock.

For example, on May 19, 2021, the Company received a written notice from the Listing Qualifications department of Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum closing bid price of $1.00 per share of the Company’s common stock (the “Minimum Bid Price Requirement”). The initial notice provided the Company with 180 calendar days to regain compliance with the Minimum Bid Price Requirement. On November 16, 2021, the Company received a written letter from the Listing Qualifications department of Nasdaq notifying the Company that Nasdaq has granted the Company an additional 180 calendar days, or until May 16, 2022, to regain compliance with the requirement for the Company’s shares of common stock to maintain the Minimum Bid Price Requirement. On April 22, 2022, we effected a reverse stock split of our common stock on a one-for-150 basis as part of our plan to comply with Nasdaq’s Minimum Bid Price Requirement. On May 9, 2022, we were notified by Nasdaq that we had regained compliance with Nasdaq’s Minimum Price Requirement.

Failure to maintain our Nasdaq listing could negatively impact us and our stockholders by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations, and reduced news and analyst coverage. These developments may also require brokers trading in our common stock to adhere to more stringent rules and may limit our ability to raise capital by issuing additional shares in the future. Delisting may adversely impact the perception of our financial condition and cause reputational harm to investors and parties conducting business with us. Additionally, if we are subject to delisting from Nasdaq, there can be no assurance that we would be able to list our common stock on another exchange in a timely fashion, if at all.

15

The market price of our common stock has been and is expected to be, subject to significant volatility.

The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include, but are not limited to:

•	the ongoing impacts of the COVID-19 pandemic and the resulting impact on stock market performance;
•	fluctuations in our financial results or outlook, or those of companies perceived to be similar to us;
•	changes in the prices of commodities associated with our business;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;
•	regulatory developments;
•	litigation involving us or our general industry;
•	additions or departures of key personnel;
•	changes in general economy, industry and market conditions; and
•	prolonged disruptions in the global supply chain;
•	if we fail to maintain the listing of our common stock with a U.S. national securities exchange, the liquidity of our common stock could be adversely affected.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.

Furthermore, stock markets have experienced price and volume fluctuations that have affected, and continue to affect, the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

Additionally, the global economy and financial markets may be adversely affected by geopolitical events, including the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine.

In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business. Any insurance we maintain may not provide adequate coverage against potential losses from such securities litigation, and if claims or losses exceed our liability insurance coverage, our business would be adversely impacted. In addition, insurance coverage may become more expensive, which would harm our financial condition and results of operations.

16

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our common stock or trading volume to decline.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on an appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Anti-takeover provisions in our charter documents and Nevada law could discourage delay or prevent a change of control of our Company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Control Shares Acquisition Act may discourage, delay, or prevent a change of control by limiting the voting rights of control shares acquired in a control share acquisition. In addition, our Articles of Incorporation and Amended and Restated Bylaws (“Bylaws”) may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Among other things, our Articles of Incorporation and Bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board in response to a takeover attempt;
•	provide that vacancies on our Board, including newly created directorships, may be filled only by a majority vote of directors then in office, except a vacancy occurring by reason of the removal of a director without cause shall be filled by vote of the stockholders; and
•	limit who may call special meetings of stockholders.

These provisions could have the effect of delaying or preventing a change of control, whether or not it is desired by, or beneficial to, our stockholders.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

Nevada law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Nevada law also authorizes Nevada corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

17

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive gross proceeds of approximately $41.5 million if all of the Warrants held by the Selling Stockholders are exercised for cash, excluding fees payable to Wainwright and other expenses. We intend to use any of the net proceeds from Warrant exercises for working capital purposes.

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, support our operations, and finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Nevada law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our Articles of Incorporation, as amended, and our Bylaws, as amended, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws, copies of which have been filed as exhibits to the registration statement and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. As of August 3, 2022, we had 8,980,531 shares of common stock issued and outstanding, and 250 shares of Series F Convertible Preferred Stock and 250 shares of Series G Convertible Preferred stock issued and outstanding.

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of common stock will be entitled to receive rateably such dividends, if any, when, as, and if declared by our Board out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share rateably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

18

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges, and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Series F Convertible Preferred Stock

Dividends

The holders of Series F Convertible Preferred Stock will be entitled to dividends, on an “as if” converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid.

Voting

As of the date of this prospectus, the Series F Convertible Preferred Stock has no voting rights, except that as long as any shares of Series F Convertible Preferred Stock are outstanding, the holders of the Series F Convertible Preferred Stock will be entitled to approve, by a majority vote of the then outstanding shares of Series F Convertible Preferred Stock if the Company seeks to (a) alter or change adversely the powers, preferences or rights given to the Series F Convertible Preferred Stock or alter or amend the Certificate of Designation governing the Series F Convertible Preferred Stock, (b) amend the Articles of Incorporation, as amended or other charter documents in any manner that adversely affects any rights of the holders of the Series F Convertible Preferred Stock, (c) increase the number of authorized shares of Series F Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Liquidation, the then holders of the Series F Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series F Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Conversion

The Series F Convertible Preferred Stock is convertible into common stock at any time after the date of issuance. The conversion rate, subject to adjustment as set forth in the Certificate of Designation governing the Series F Convertible Preferred Stock, is determined by dividing the stated value of the Series F Convertible Preferred Stock by $30 (the “Conversion Price”). The Conversion Price can be adjusted as set forth in the Certificate of Designation governing the Series F Convertible Preferred Stock for stock dividends and stock splits or the occurrence of a fundamental transaction (as defined below). Upon conversion, the shares of Series F Convertible Preferred Stock shall resume the status of authorized but unissued shares of preferred stock of the Company.

19

Optional Conversion

The Series F Convertible Preferred Stock can be converted at the option of the holder at any time and from time to time after the date of issuance.

Beneficial Ownership Limitation

The Series F Convertible Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% or 9.99% at the election of the holder of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series F Convertible Preferred Stock will, as holders of Series F Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The Series F Preferred Stock is not redeemable by the Company.

Series G Convertible Preferred Stock

Dividends

The holders of Series G Convertible Preferred Stock will be entitled to dividends, on an “as if” converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid.

Voting

As of the date of this prospectus, the Series G Convertible Preferred Stock has no voting rights, except as long as any shares of Series G Convertible Preferred Stock are outstanding, the holders of the Series G Convertible Preferred Stock will be entitled to approve, by a majority vote of the then outstanding shares of Series G Convertible Preferred Stock if the Company seeks to (a) alter or change adversely the powers, preferences or rights given to the Series G Convertible Preferred Stock or alter or amend the Certificate of Designation governing the Series G Convertible Preferred Stock, (b) amend the Articles of Incorporation, as amended or other charter documents in any manner that adversely affects any rights of the holders of the Series G Convertible Preferred Stock, (c) increase the number of authorized shares of Series G Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Liquidation, the then holders of the Series G Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series G Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Conversion

The Series G Convertible Preferred Stock is convertible into common stock after the date of issuance. The conversion rate, subject to adjustment as set forth in the Certificate of Designation governing the Series G Convertible Preferred Stock, is determined by dividing the stated value of the Series G Convertible Preferred Stock by $30 (the “Conversion Price”). The Conversion Price can be adjusted as set forth in the Certificate of Designation governing the Series G Convertible Preferred Stock for stock dividends and stock splits or the occurrence of a fundamental transaction (as defined below). Upon conversion, the shares of Series G Convertible Preferred Stock shall resume the status of authorized but unissued shares of preferred stock of the Company.

20

Beneficial Ownership Limitation

The Series G Convertible Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% or 9.99% at the election of the holder of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series G Convertible Preferred Stock will, as holders of Series G Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The Series G Preferred Stock is not redeemable by the Company.

July 2022 Private Placement of Common Stock and Warrants

On July 27, 2022, we consummated the closing of the Private Placement, pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of July 25, 2022 (the “Purchase Agreement”), by and among the Company and certain institutional investors named on the signature pages thereto (the “Purchasers”). At the closing of the Private Placement, the Company issued (i) 700,000 Placement Shares, (ii) 3,300,000 Prefunded Warrants; (iii) 4,000,000 Series A Preferred Investment Options; and (iv) 4,000,000 Series B Preferred Investment Options. The purchase price of each Placement Share and associated Preferred Investment Options was $5.00 and the purchase price of each Prefunded Warrant and associated Preferred Investment Options was $4.9999.

Each Prefunded Warrant is exercisable for $0.0001 per share of common stock until all of the Prefunded Warrants are exercised in full. Each Series A Preferred Investment Option is exercisable for one share of common stock for $5.00 per share until the third anniversary date of the issuance date. Each Series B Preferred Investment Option is exercisable for one share of common stock for $5.00 per share until the second anniversary date of the issuance date. The exercise price and the number of our shares of common stock issuable upon the exercise of each of the Warrants are subject to adjustment for stock splits, reverse splits, and similar capital transactions, as described in the Warrants. The Preferred Warrants are exercisable on a “cashless” basis. The Preferred Investment Options may be exercised on a “cashless basis” if there is no effective registration for the underlying shares of common stock.

A holder of the Warrants will not have the right to exercise any portion of the Prefunded Warrants, Series A Preferred Investment Options or Series B Preferred Investment Options, as the case may be if the holder (together with its affiliates) would beneficially own more than 4.99% or 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, upon notice from the holder to the Company, the holder may increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company (the “Beneficial Ownership Limitation”).

If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in such security itself. If our stockholders are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holders of the Warrants shall be given the same choice as to the consideration it receives upon any exercise of the Warrants following such fundamental transaction. In addition, holders of the Preferred Investment Options will have the right to require us to repurchase its Preferred Investment Options for cash in an amount equal to the value of the remaining unexercised portion of the Warrants based on the Black-Scholes option pricing formula. However, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder of Preferred Investment Options will only be entitled to receive the same type or form of consideration (and in the same proportion), at the value per share of common stock in the fundamental transaction for each share of common stock underlying the unexercised portion of the pre-funded warrants or preferred investment options, that is being offered and paid to our stockholder in connection with the fundamental transaction.

21

In addition, if at any time the Company grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (the “Purchase Rights”), then the holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of its Warrants (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

During such time as the Warrants are outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the holders of the Warrants shall be entitled to participate in such Distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Warrants (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation).

All of the Purchasers were “accredited investors” as such term is defined in Rule 501(a) under the Securities Act. The Placement Shares and Warrants were offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, and they were not offered pursuant to this prospectus or another prospectus. Accordingly, the Selling Stockholders may sell the Placement Shares and, upon the exercise of the Warrants, the Warrant Shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Purchasers, dated July 25, 2022 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC no later than ten calendar days after the date of the Registration Rights Agreement, or August 4, 2022, and have the registration statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 45th calendar date after the date of the Registration Rights Agreement, or September 8, 2022, or, in the event of a “full review” by the SEC, the 75th day after the date of the Registration Statement, or October 8, 2022.

Upon the occurrence of any Event (as defined in the Registration Rights Agreement), which, among others, prohibits the Purchasers from reselling the Securities for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days during any 12-month period, we are obligated to pay to each Purchaser, on each monthly anniversary of each such Event, an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate subscription amount paid by such Purchaser pursuant to the Purchase Agreement. If the Company fails to pay any partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

Subject to certain exceptions, neither we nor any of our security holders (other than the Purchasers in such capacity pursuant thereto) may include the securities of the Company in any registration statements other than the Securities. We may not file any other registration statements until all Securities are registered pursuant to a registration statement that is declared effective by the SEC, provided that we may file amendments to registration statements filed prior to the date of the Registration Rights Agreement so long as no new securities are registered on any such existing registration statements.

22

June 2022 Public Offering of Units and Prefunded Units

On June 22, 2022, we completed a public offering of (i) 772,157 units (“Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock (each, a “Warrant”) for $1.90 per Unit; and (ii) 2,385,738 prefunded units (“Prefunded Units”), each Prefunded Unit consisting of one prefunded warrant (a “Prefunded Warrant”) to purchase one share of common stock and one Warrant, for $1.8999 per Prefunded Unit. Subject to certain ownership limitations described in the Warrants, the Warrants have an exercise price of $1.90 per share of common stock, are exercisable upon issuance and will expire five years from the date of issuance. The exercise price of the Warrants is subject to adjustment for stock splits, reverse splits, and similar capital transactions as described in the warrants. In connection with the offering, the Company issued Warrants to purchase an aggregate of 3,157,895 shares of common stock.

Subject to certain ownership limitations described in the Prefunded Warrants, the Prefunded Warrants are immediately exercisable and may be exercised at a nominal consideration of $0.0001 per share of common stock any time until all of the Prefunded Warrants are exercised in full. A holder will not have the right to exercise any portion of the Warrants or the Prefunded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants or the Prefunded Warrants, respectively. However, upon notice from the holder to the Company, the holder may increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants or the Prefunded Warrants, respectively, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

As compensation to Wainwright, as the exclusive placement agent in connection with the offering, the Company paid the Placement Agent a cash fee of 7% of the aggregate gross proceeds raised in the offering, plus a management fee equal to 0.5% of the gross proceeds raised in the offering and reimbursement of certain expenses and legal fees. The Company also issued to designees of the Wainwright Agent warrants to purchase up to 189,474 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants have an exercise price equal to $2.375 per share, and expire on the fifth anniversary from the date of the commencement of sales in the offering.

In connection with the offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors on June 17, 2022. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties.

The shares of common stock and Warrants underlying the Units, the Warrants and Prefunded Warrants underlying the Prefunded Units and the Placement Agent Warrants described above and the underlying shares of common stock were offered pursuant to the Registration Statement on Form S-1 (File No. 333-264930), as amended, which was declared effective by the Securities and Exchange Commission on June 17, 2022.

The Company received net proceeds of approximately $5.1 million from the offering, after deducting the estimated offering expenses payable by the Company, including the Placement Agent fees. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital, and the repurchase of certain existing warrants.

Series A Warrants

In our November 2018 initial public offering and concurrent private placement, we issued units that included a total of 4,875 Series A Warrants.

Exercisability

The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance for the Series A Warrants The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula outlined in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In place of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price

23

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price

The weighted average exercise price per whole share of common stock purchasable upon exercise of the warrants is $7,758 per share for the Series A Warrants. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants are entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law

The Series A Warrants and the warrant agency agreement are governed by New York law.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of the Articles of Incorporation and Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

24

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized capital includes “blank check” preferred stock. Our Board has the authority to issue preferred stock in one or more classes or series and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

Action by Written Consent

Our Bylaws provide that any action required or permitted by law, the Articles of Incorporation or Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may only be called by the President or Chief Executive Officer. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.

Board Vacancies

Our Bylaws provide that any vacancy on our Board, howsoever resulting, may be filled by a majority vote of the remaining directors.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be altered, amended or repealed at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the Directors present at such meeting.

25

Indemnification of Officers and Directors and Insurance

Our Bylaws provide for the limitation of liability of our directors and the indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm to our Company or our stockholders. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

Under Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested stockholders. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada that has two hundred or more stockholders, at least one hundred of who are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

Options

As of August 3, 2022, the Company had 1,354 stock options and RSUs issued and outstanding.

Warrants

As of August 3, 2022, the Company had 8,893,473 warrants issued and outstanding.

Nevada Business Combination Statutes

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for two years after the date of the transaction in which the person became an interested stockholder unless the transaction is approved by the Board before the date the interested stockholder obtained such status or the combination is approved by the Board and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the Board prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

26

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation, (c) more than 10% of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within two years, did own) 10% or more of the voting power of the outstanding voting shares of a corporation. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrar

Our transfer agent and registrar is Vstock Transfer, LLC located at 18 Lafayette Pl, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

Nasdaq Capital Market

Our common stock and Series A Warrants are listed on the Nasdaq Capital Market under the symbol “TBLT” and “TBLTW,” respectively.

Penny Stock Regulation

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price of less than five dollars ($5.00) per share or an exercise price of less than five dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our common stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will in all likelihood find it more difficult to sell their common stock shares in the secondary market.

Dividend Policy

To date, we have never declared a dividend for our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

27

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

28

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “July 2022 Private Placement of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and warrants, as of August 3, 2022, assuming the exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the “July 2022 Private Placement of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants and other warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

29

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After Offering (3)	Percentage of Beneficial Ownership After Offering (4)

Sabby Volatility Warrant Master Fund, Ltd. (5)	7,500,000	(6)	7,500,000	—	—

Alto Opportunity Master Fund, SPC – Segregated Master Fund Ltd. (7)	2,591,498	(8)	2,400,000	191,600	*

Armistice Capital Master Fund Ltd.(9)	1,866,231	(10)	1,800,000	86,231	—

Intracoastal Capital LLC (11)	341,330	(12)	300,000	41,330	*

Michael Vasinkevich (13)	153,900		153,990	—	—

Michael Mirsky (13)	45,600		45,600	—	—

Noam Rubenstein (13)	30,000		30,000	—	—

Craig Schwabe (13)	8,100		8,100	—	—

Charles Worthman (13)	2,400		2,400	—	—

*Less than 1%.

(1)	Consists of shares of common stock and shares of common stock issuable pursuant to the full exercise of the Warrants issued in the Private Placement and other warrants previously acquired from the Company.

(2)	Represents shares of common stock issued to the Selling Stockholders in the Private Placement and shares of common stock owned by the Selling Stockholders upon the full exercise of the Warrants offered hereby. All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding (each such limitation, a “Beneficial Ownership Limitation”).

(3)	We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders, including common stock issuable upon exercise of the Warrants issued in the Private Placement.

(4)	Based on 20,520,531 shares of common stock, assuming the full exercise of the Warrants and the Placement Agent Warrants.

(5)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

30

(6)	Includes 7,500,000 Warrants that are not presently fully exercisable as a result of the 4.99% Beneficial Ownership Limitation.

(7)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(8)	Includes (i) 2,400,000 Warrants that are not presently fully exercisable as a result of a 4.99% Beneficial Ownership Limitation; (ii) 161,816 Series A Warrants; and (iii) 29,682 warrants that are not fully exercisable as a result of a 4.99% Beneficial Ownership Limitation.

(9)	The securities reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(10)	Includes (i) 1,200,000 Preferred Investment Options that are not presently fully exercisable as a result of a 4.99% Beneficial Ownership Limitation; and (ii) 8,623.90 warrants that are not fully exercisable as a result of a 4.99% Beneficial Ownership Limitation.

(11)	Mitchell P. Kopin and Daniel B. Asher, each of whom is a manager of Intracoastal Capital LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal Capital LLC. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal Capital LLC. Mr. Kopin and Mr. Asher disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address for Intracoastal Capital LLC is 2211A Lakeside Drive Bannockburn, IL 60015.

(12)	Includes 200,000 Preferred Investment Options that are not presently fully exercisable as a result of a 9.99% Beneficial Ownership Limitation.

(13)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. The Selling Stockholder purchased the Warrants in the ordinary course of business and, at the time of purchase of the securities that are registered for resale, the Selling Stockholders had no agreements or understanding, directly or indirectly with any person to distribute securities.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and incorporated by reference into this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) given upon their authority as experts in auditing and accounting.

31

LEGAL MATTERS

Carmel, Milazzo & Feil LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.toughbuilt.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on April 18, 2022;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the SEC on May 23, 2022;

•	Our Current Reports on Form 8-K filed with the SEC on February 15, 2022, February 17, 2022, February 23, 2022, April 4, 2022, April 18, 2022, April 25, 2022, April 27, 2022, May 9, 2022, and June 9, 2022, June 23, 2022, July 13, 2022 and July 27, 2022; and

•	Our Preliminary Proxy Statement and Definitive Proxy Statement on Schedule 14A filed with the SEC on and February 22, 2022 and March 4, 2022, respectively.

32

Information in several of the documents referred to above that are incorporated by reference in this prospectus was filed prior to the 1-for-150 reverse split of our common stock that was effective on April 25, 2022 and does not reflect the effects of such reverse stock split.

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

 Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus including but limited to financial statement information and exhibits that are specifically incorporated by reference into such documents. Requests should be directed to ToughBuilt Industries, Inc., Attention: Martin Galstyan, CFO, 8669 Research Drive, Irvine, CA 92618, martin.g@toughbuilt.com or (949) 528-3100. You may access this information https://ir.toughbuilt.com/all-sec-filings. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

33

ToughBuilt Industries, Inc.

12,240,000 Shares of Common Stock

PROSPECTUS

_________________, 2022

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission. The Company will bear all of the costs incurred in connection with this registration statement.

	Amount to be paid
SEC registration fee	$4,352
Accounting fees and expenses	5,000	*
Legal fees and expenses	150,000	*
Miscellaneous	20,000	*
TOTAL	$179,352	*

*Estimate

Item 14. Indemnification of Directors and Officers.

The Company’s Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee to the fullest extent permitted under Section 78.7502 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on the indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

In any placement agent agreement we enter into in connection with the sale of the securities being registered hereby, the Placement Agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years which were not registered under the Securities Act.

Private Placement

On July 27, 2022, we consummated the closing of a private placement (the “Private Placement”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of July 25, 2022 (the “Purchase Agreement”), by and among the Company and certain purchasers named on the signature pages thereto (the “Purchasers”). At the closing of the Private Placement, the Company issued (i) 700,000 shares of common stock (the “Placement Shares”), (ii) the pre-funded warrants (the “Prefunded Warrants”) to purchase an aggregate of 3,300,000 shares of common stock; (iii) Series A Preferred Investment Options to purchase an aggregate of 4,000,000 shares of common stock exercisable immediately until the third anniversary of such date for $5.00 per share, subject to adjustment; and (iv) Series B Preferred Investment Options to purchase an aggregate of 4,000,000 shares of common stock exercisable immediately until the second anniversary of such date for $5.00 per share, subject to adjustment. The purchase price of each Placement Share and associated Preferred Investment Option was $5.00 and the purchase price of each Prefunded Warrant and associated Preferred Investment Option was $4.9999. H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Private Placement. As part of Wainwright’s compensation, we issued designees of Wainwright warrants (the “Wainwright Warrants”) to purchase up to 240,000 shares of our common stock, which is equivalent to 6.0% of the Placement Shares and Prefunded Warrants sold in the Private Placement for $6.25 per share until July 28, 2025.

The Company issued the foregoing securities pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder.

Issuance of Warrants

As previously reported by the Company on a Current Report on Form 8-K filed with the SEC on February 17, 2022, on February 15, 2022, the Company entered into the February Purchase Agreement with institutional investors named therein, pursuant to which the Company issued, in a registered direct offering, an aggregate of $5,000,000 of Preferred Stock (split evenly among Series F Preferred Stock and Series G Preferred Stock, the “Preferred Stock”). The shares of Preferred Stock have a stated value of $1,000 per share and are convertible, following the date of the issuance thereof, into an aggregate of 83,334 shares of common stock of the Company upon the conversion of Series F Preferred Stock and into an aggregate of 83,334 shares of common stock of the Company upon the conversion of Series G Preferred Stock, at a conversion price of $30 per share each. Though the Preferred Stock and the underlying shares of common stock were offered pursuant to the Second Form S-3, in a concurrent private placement, the Company also issued to such investors unregistered warrants (the “February Warrants”) to purchase up to an aggregate of 125,000 shares of the Company’s common stock, at an exercise price of $37.65 per share.

II-2

As compensation to Wainwright, as the exclusive placement agent in connection with the offering issued to designees of Wainwright warrants to purchase up to 10,000 shares of common stock (the “Wainwright February Warrants”). The Wainwright February Warrants are exercisable for $37.50 until February 15, 2027.

The Company issued the February Warrants and the Wainwright February Warrants pursuant to the exemption from the registration requirements of the Securities Act, available under Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder.

Issuance of Series E Non-Convertible Preferred Stock

As previously reported by the Company on Forms 8-K filed with the SEC on November 23, 2020 and April 1, 2021, on November 20, 2020, pursuant to an exchange agreement, dated November 20, 2022 (the “Exchange Agreement”), between the Company and an institutional investor (the “Investor”), the Investor exchanged their Series A Senior Secured Convertible Note, Series B Senior Convertible Note, and common stock purchase warrants originally purchased pursuant to a Securities Purchase Agreement, dated August 19, 2019 (the “Purchase Agreement”). Pursuant to the Exchange Agreement, the Investor exchanged their securities and agreed to extinguish its first priority lien on all of the assets of the Company for (i) a cash payment of $744,972; (ii) 12,334 shares of the Company’s common stock; (iii) a warrant to purchase up to an aggregate of 3,834 shares of the common stock for $150 per share, subject to anti-dilution protection, until August 19, 2024; and (iv) nine shares of Series E Non-Convertible Preferred Stock (the “Series E Preferred Stock”) of the Company. On March 26, 2021, the Company issued nine shares of such Series E Preferred Stock to the Investor. The Company issued foregoing shares of common stock, warrant and Series E Preferred Stock in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. In connection with the Company’s February 2022 registered direct offering, on February 15, 2022, the warrant was amended to increase the number of shares of common stock issuable upon the exercise of the warrant to 76,667 shares of common stock for $7.50 per share. In connection with the Company’s public offering of units and prefunded units in June 2022, the warrant was terminated and the nine shares of Series E Preferred Stock were redeemed and canceled.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable, or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

II-3

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(a)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

II-4

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

7.      The undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

II-5

EXHIBIT INDEX

Exhibit No.:	Description of Exhibit:	Previously Filed and Incorporated by Reference herein:	Date Filed:
1.1	At The Market Offering Agreement, dated December 7, 2020, between ToughBuilt Industries, Inc. and H.C. Wainwright & Co., LLC	Exhibit 1.1 to Registration Statement on Form S-3 (File No. 333-251185)	December 7, 2020
1.2	At The Market Offering Agreement, dated February 1, 2021, between ToughBuilt Industries, Inc. and H.C. Wainwright & Co., LLC	Exhibit 1.1 to Registration Statement on Form S-3 (File No: 333-252630)	February 2, 2021
3.1	Articles of Incorporation, dated April 9, 2012	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.2	Certificate of Amendment, dated December 29, 2015	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.3	Certificate of Change Pursuant to NRS 78.209, dated October 5, 2016	Exhibit 3.1 to Registration Statement on Form S-1	July 9, 2018
3.1.4	Certificate of Change Pursuant to NRS 78.209, dated September 13, 2018	Exhibit 3.4 to Registration Statement on Form S-1/A	September 19, 2018
3.1.5	Certificate of Designations of Class B Convertible Preferred Stock, dated October 5, 2016	Exhibit 3.3 to Registration Statement on Form S-1	July 9, 2018
3.1.6	Certificate of Amendment to the Certificate of Incorporation, dated January 17, 2020	Exhibit 3.1 to Current Report on Form 8-K	January 17, 2020
3.1.7	Certificate of Designation of Series E Non-Convertible Preferred Stock dated as of March 26, 2021	Exhibit 3.1 to Current Report on Form 8-K	April 1, 2021
3.1.8	Certificate of Designations of Series F Convertible Preferred Stock dated as of February 15, 2022	Exhibit 3.1 to Current Report on Form 8-K	February 17, 2022
3.1.9	Certificate of Designations of Series G Convertible Preferred Stock dated as of February 15, 2022	Exhibit 3.2 to Current Report on Form 8-K	February 17, 2022
3.1.10	Certificate of Amendment to the Articles of Incorporated, dated as of April 22, 2022	Exhibit 3.1 to Current Report on Form 8-K	April 22, 2022
3.2	Amended and Restated Bylaws, dated July 6, 2016	Exhibit 3.2 to Registration Statement on Form S-1	July 9, 2018
4.1	Warrant, dated November 20, 2020, issued by ToughBuilt Industries, Inc. to the Investor	Exhibit 4.1 to Current Report on Form 8-K	November 23, 2020

II-6

Exhibit No.:	Description of Exhibit:	Previously Filed and Incorporated by Reference herein:	Date Filed:
4.2	Form of Common Warrant dated as of July 14, 2021, issued by ToughBuilt Industries, Inc. to certain purchasers	Exhibit 4.1 to Current Report on Form 8-K	July 14, 2021
4.3	Form of Placement Agent Warrant dated as of July 14, 2021, issued by ToughBuilt Industries, Inc. to H.C. Wainwright & Co., LLC	Exhibit 4.2 to Current Report on Form 8-K	July 14, 2021
4.4	Form of Common Warrant dated as of February 15, 2022, issued by ToughBuilt Industries, Inc. to certain purchasers	Exhibit 4.1 to Current Report on Form 8-K	February 17, 2022
4.5	Form of Placement Agent Warrant dated as of February 15, 2022, issued by ToughBuilt Industries, Inc. to H.C. Wainwright & Co., LLC	Exhibit 4.2 to Current Report on Form 8-K	February 17, 2022
4.6	Form of Warrant underlying Unit offered hereby	Exhibit 4.6 to Registration Statement on Form S-1	May 13, 2022
4.7	Form of pre-funded warrant underlying pre-funded unit offered hereby	Exhibit 4.7 to Registration Statement on Form S-1	May 13, 2022
4.8	Form of Placement Agent Warrant offered hereby	Exhibit 4.8 to Registration Statement on Form S-1	May 13, 2022
4.9	Form of Warrant	Exhibit 4.1 to Form 8-K	June 23, 2022
4.10	Form of Prefunded Warrant	Exhibit 4.2 to Form 8-K	June 23, 2022
4.11	Form of Placement Agent Warrant	Exhibit 4.3 to Form 8-K	June 23, 2022
4.12	Form of Prefunded Common Stock Purchase Warrant	Exhibit 4.1 to Form 8-K	July 27, 2022
4.13	Form of Series A Preferred Investment Option	Form 4.2 to Form 8-K	July 27, 2022
4.14	Form of Series B Preferred Investment Option	Form 4.3 to Form 8-K	July 27, 2022
4.15	Form of Placement Agent Preferred Investment Option	Form 4.4 to Form 8-K	July 27, 2022
5.1*	Opinion of Carmel, Milazzo & Feil LLP
10.1#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Michael Panosian	Exhibit 10.3 to Registration Statement on Form S-1	July 9, 2018
10.2#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Zareh Khachatoorian	Exhibit 10.4 to Registration Statement on Form S-1	July 9, 2018
10.3#	Employment Agreement dated as of January 3, 2017 by and between ToughBuilt Industries, Inc. and Josh Keeler	Exhibit 10.6 to Registration Statement on Form S-1	July 9, 2018
10.4#	Exchange Agreement, dated November 20, 2020, between ToughBuilt Industries, Inc. and the Investor	Exhibit 10.1 to Current Report on Form 8-K	November 23, 2020
10.5	Form of Securities Purchase Agreement dated as of July 11, 2021, by and between ToughBuilt Industries, Inc. and certain purchasers	Exhibit 10.1 to Current Report on Form 8-K	July 14, 2021

II-7

Exhibit No.:	Description of Exhibit:	Previously Filed and Incorporated by Reference herein:	Date Filed:
10.6	Form of Securities Purchase Agreement dated as of February 15, 2022, by and between ToughBuilt Industries, Inc. and certain purchasers	Exhibit 10.1 to Current Report on Form 8-K	February 17, 2022
10.7	Form of Letter Agreement dated as of February 18, 2022, between ToughBuilt Industries, Inc. and the purchasers pursuant to the Securities Purchase Agreement dated as of February 15, 2022	Exhibit 10.1 to Current Report on Form 8-K	February 23, 2022
10.8	Form of Lock-up Agreement	Exhibit 10.9 to Registration Statement on Form S-1	May 13, 2022
10.9	Warrant Repurchase Agreement, June 8, 2022, between ToughBuilt Industries, Inc. and Alto Opportunity Master Fund, Spc - Segregated Master Portfolio B	Exhibit 10.1 to Current Report on Form 8-K	June 9, 2022
10.10**	Form of Securities Purchase Agreement, dated June 17, 2022	Exhibit 10.1 to Form 8-K	June 22, 2022
10.11**	Form of Securities Purchase Agreement, dated as of July 25, 2022, by and among the Company and the Purchasers.	Exhibit 10.1 to Form 8-K	July 27, 2022
10.12**	Form of Registration Rights Agreement, dated as of July 25, 2022, by and among the Company and the Purchasers.	Exhibit 10.2 to Form 8-K	July 27, 2022
14.1	Code of Ethics	Exhibit 14.1 to Registration Statement on Form S-1	July 9, 2018
21.1	List of Subsidiaries	Exhibit 21.1 to Annual Report on Form 10-K	April 18, 2022
23.1*	Consent of Marcum LLP
23.2*	Consent of Carmel, Milazzo & Feil LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

II-8

99.1	Audit Committee Charter	Exhibit 99.1 to Registration Statement on Form S-1	July 9, 2018
99.2	Compensation Committee Charter	Exhibit 99.2 to Registration Statement on Form S-1	July 9, 2018
99.3	Nominating and Corporate Governance Committee Charter	Exhibit 99.3 to Registration Statement on Form S-1	July 9, 2018
99.4	Whistleblower Policy	Exhibit 99.4 to Registration Statement on Form S-1	July 9, 2018
107*	Filing Fee Table

#	Management contract or compensatory plan.
*	Filed herewith
**	Schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the U.S. Securities and Exchange Commission.

II-9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 3rd day of August 2022.

TOUGHBUILT INDUSTRIES, INC.

/s/ Michael Panosian
Michael Panosian
President, Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Panosian and Martin Galstyan his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Panosian	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 3, 2022
Michael Panosian

/s/ Martin Galstyan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2022
Martin Galstyan

/s/ Robert Faught	Director	August 3, 2022
Robert Faught

/s/ Linda Moossaian	Director	August 3, 2022
Linda Moossaian

/s/ William Placke	Director	August 3, 2022
William Placke

II-10